UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 21, 2021

VERRA MOBILITY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-37979	81-3563824
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 N. Alma School Road Mesa, Arizona (Address of principal executive offices)	85201 (Zip Code)

(480) 443-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading symbol)	(Name of each exchange on which registered)
Class A common stock, par value $0.0001 per share	VRRM	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

☐   Emerging growth company

☐   If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry Into a Material Definitive Agreement.

On January 21, 2021, Verra Mobility Corporation, a Delaware corporation (the “Company”), and Redflex Holdings Limited, a public company limited by shares, incorporated in Australia and listed on the Australian Securities Exchange (“Redflex”), entered into a Scheme Implementation Agreement (the “Agreement”) pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, all of the holders of outstanding equity of Redflex on the record date will sell, and the Company will, or will cause its applicable subsidiary to, purchase one hundred percent (100%) of the outstanding equity of Redflex (the “Transaction”). The aggregate consideration payable by the Company under the Agreement will be A$146.1 million, or approximately US$113.5 million based on the exchange rate between the Australian Dollar and U.S. Dollar as of the date of this report. The Company will also assume Redflex’s existing cash and indebtedness at the closing of the Transaction.

The Company and Redflex have made customary warranties and Redflex has agreed to customary undertakings, including relating to the conduct of its business from the date of the Agreement until the closing of the Transaction, which is expected to take place in the second quarter of 2021. The Agreement also includes provisions that provide the Company will not have any claim against certain Redflex Released Persons (as defined in the Agreement) as a result of a breach by Redflex of its warranties or undertakings under the Agreement except to the extent that the relevant Redflex Released Person has acted fraudulently or has engaged in willful misconduct.

Each party’s obligation to consummate the Transaction is subject to the satisfaction of certain conditions including receipt of required regulatory and court approvals, the approval of the Transaction by the requisite majorities of Redflex shareholders, the accuracy of the other party’s warranties and the performance, in all material respects, by the other party of its obligations under the Agreement, and an independent expert issuing a report which concludes that the Transaction is in the best interests of Redflex shareholders. Under the Agreement, Redflex would be obligated to pay the Company a fee in the amount set forth in the Agreement, if (a) any director of Redflex fails to recommend the Transaction or makes a public statement indicating that he or she does not support Transaction (except in limited circumstances), (b) Redflex consummates a transaction within a certain period under the terms of a deal constituting a Competing Proposal under the Agreement, or (c) the Agreement is validly terminated by the Company due to a material breach by Redflex. Additionally, the Company would be obligated to pay Redflex a fee in the amount set forth in the Agreement if the Company does not pay the consideration in accordance with the Agreement or the Agreement is validly terminated by Redflex due to a material breach by the Company.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to, the full text of the Agreement attached hereto as Exhibit 2.1, which is incorporated herein by reference.

The Agreement has been attached to provide investors and security holders with information regarding its terms and is not intended to provide any factual information about the Company or Redflex. The warranties and undertakings in the Agreement were made only for the purpose of the Agreement and solely for the benefit of the parties to the Agreement as of specific dates. Such warranties and undertakings may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, may or may not have been accurate as of any specific date, and may be subject to important limitations and qualifications and may therefore not be complete. The warranties and undertakings in the Agreement may also be subject to standards of materiality applicable to the contracting parties that may differ from those applicable to investors. Investors should not rely on the warranties and undertakings or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Redflex or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the warranties and undertakings may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 7.01Regulation FD Disclosure.

On January 21, 2021, the Company issued a press release announcing the entry into the Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information furnished pursuant to this Item 7.01 and the accompanying Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and is not to be incorporated by reference into any filing of the Company.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit Number	Description of Exhibits

2.1	Scheme Implementation Agreement, dated as of January 21, 2021, by and between Verra Mobility Corporation and Redflex Holdings Limited.
99.1	Press Release, dated January 21, 2021, issued by Verra Mobility Corporation.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 21, 2021	Verra Mobility Corporation

	By:	/s/ Patricia Chiodo
	Name:	Patricia Chiodo
	Title:	Chief Financial Officer

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